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Contacts:

Peter Q. Repetti
Chief Financial Officer
301-984-5409

Daniel A. Pliskin
Associate Manager, Investor Relations
301-984-5433

FOR IMMEDIATE RELEASE

                       MANUGISTICS ANNOUNCES TWO-FOR-ONE
                                  STOCK SPLIT

         Rockville, Md., May 9, 1997 -- Manugistics Group, Inc. (Nasdaq: MANU) today announced that its Board of Directors has approved a two-for-one stock split, to be paid in the form of a stock dividend. Stockholders will receive one additional share for each share held. The stock dividend will be distributed on June 11, 1997 to stockholders of record on May 23, 1997. Following payment of the stock dividend, the Company will have approximately 22 million shares outstanding.

ABOUT MANUGISTICS

         Manugistics is the leading provider of software and services for synchronized supply chain management. Used by blue-chip companies around the world, Manugistics' software assists managers in making the right decisions involving product demand, supply, manufacturing scheduling, and transportation. Through its advanced technology and an aggressive partnering strategy, Manugistics provides no walls integration(TM), a single view of the supply chain that connects decision makers not only across an enterprise, but among enterprises.

Manugistics, the Manugistics logo, and working as one are registered trademarks and synchronized supply chain management and no walls integration are trademarks of Manugistics, Inc.

Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.